John Hancock Tax-Advantaged Global Shareholder Yield Fund

Investment Sub-Advisory Agreement

AGREEMENT made this 27th day of June, 2013, between John Hancock Advisers, LLC , a Delaware limited liability company (the “Adviser”), and Epoch Investment Partners, Inc., a Delaware corporation (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. APPOINTMENT OF SUB-ADVISER

The Adviser hereby appoints the Sub-Adviser to act as the investment adviser for and to manage the investment and reinvestment of the assets of John Hancock Tax-Advantaged Global Shareholder Yield Fund (the “Trust”). The Sub-Adviser accepts such appointment and agrees to furnish the services set forth herein for the compensation herein provided. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or Adviser in any way except as expressly authorized in this Agreement or in another writing by the Trust and Adviser.

2. SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST

a.	Subject to the supervision of the Trust’s Board of Trustees (the “Board”), the Sub-Adviser will manage the investments and determine the composition of the assets of the Trust on a discretionary basis and provide the services under this Agreement in accordance with the Trust’s investment objective or objectives, policies, and restrictions as stated in the Trust’s Registration Statement filed with the Securities and Exchange Commission (“SEC”), as amended (the “Registration Statement”), copies of which shall be sent to the Sub-Adviser by the Adviser prior to the commencement of this Agreement and promptly following any such amendment or as subsequently amended in writing. The Sub-Adviser will not be responsible for the Trust’s covered call option strategy. Subject to approval of the Board and notice to the Sub-Adviser, the Adviser or any of its affiliates retains complete authority immediately to assume direct responsibility for any function delegated to the Sub-Adviser under this Agreement. The Adviser and the Sub-Adviser further agree in fulfilling its obligations, the Sub-Adviser will:

i.	obtain and evaluate pertinent economic, statistical, financial and other information affecting individual companies or industries the securities of which are included in the Trust’s portfolio or are under consideration for inclusion in the Trust’s portfolio;

ii.	formulate and implement a continuous investment program for the Trust consistent with the Sub-Adviser’s investment strategy and the specific investment objectives and related investment policies for the Trust as described in the Trust’s registration statement, as amended, or as subsequently amended in writing;

iii.	take whatever steps Sub-Adviser deems necessary or advisable in order to implement these investment programs by the purchase and sale of securities including the placing of orders for such purchases and sales;

iv.	regularly report to the Trustees of the Trust with respect to the implementation of these investment programs; and

v.	provide assistance to the Trust’s Custodian regarding the fair value of securities held by the Trust for which market quotations are not readily available.

b.	The Sub-Adviser, at its expense, will furnish:

i	all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully; and

ii	administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Trust (excluding determination of net asset value and fund accounting services, shareholder relations services, fund administration services, transfer agency services, custodial services and brokerage services).

c.	The Subadviser will select brokers, dealers, futures commission merchants and other counterparties to effect all transactions for the Trust, including without limitation, with respect to transactions in securities, derivatives, foreign currency exchange, commodities and/or any other investments. The Subadviser will place all orders with brokers, dealers, counterparties or issuers, and will negotiate brokerage commissions, spreads and other financial and non-financial terms, as applicable. The Subadviser will always seek the best possible price and execution in the circumstances in all transactions. Subject to the foregoing, the Subadviser is directed at all times to seek to execute transactions for the Trust in accordance with its trading policies, as disclosed by the Subadviser to the Trust from time to time, but in all cases subject to policies and practices established by the Trust and described in the Trust’s registration statement. Notwithstanding the foregoing, the Subadviser may pay a broker-dealer that provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer to the extent permitted by Section 28(e) of the Securities Exchange Act of 1934 and by the Trust’s registration statement, if the Subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Subadviser’s overall responsibilities with respect to accounts managed by the Subadviser. The Subadviser may use for the benefit of the Subadviser’s other clients, or make available to companies affiliated with the Subadviser or to its directors for the benefit of its clients, any such brokerage and research services that the Subadviser obtains from brokers or dealers.

d.	On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Trust as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to its other clients.

e.	The Sub-Adviser will maintain all accounts, books and records with respect to the Trust as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”) and Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) and the rules thereunder.

f.	The Sub-Adviser shall vote proxies relating to the Trust’s investment securities in accordance with the Trust’s proxy voting policies and procedures, which provide that the Sub-Adviser shall vote all proxies relating to securities held by the Trust and, subject to the Trust’s policies and procedures, shall use proxy voting policies and procedures adopted by the Sub-Adviser in conformance with Rule 206(4)-6 under the Investment Advisers Act. The Sub-Adviser shall review its proxy voting activities on a periodic basis with the Trustees.

3. COMPENSATION OF SUB-ADVISER

For the services provided to the Trust, the Adviser will pay the Sub-Adviser with respect to the Trust the compensation specified in Appendix A to this Agreement payable monthly in arrears on the last business day of each month. The fee will be appropriately prorated to reflect any portion of a calendar month that this Agreement is not in effect among the parties. The Adviser is solely responsible for the payment of fees to the Sub-Adviser, and the Sub-Adviser agrees to seek payment of its fees solely from the Adviser. The Trust shall have no liability for Sub-Adviser’s fee hereunder.

4. LIABILITY OF SUB-ADVISER

Neither the Sub-Adviser nor any of its directors, officers or employees shall be liable to the Adviser or the Trust for any error of judgment or mistake of law or for any loss suffered by the Adviser or Trust in connection with the matters to which this Agreement relates except for losses resulting from willful misfeasance, bad faith or gross negligence in the performance of, or from the reckless disregard of, the duties of the Sub-Adviser or any of its directors.

5. REGULATION

The Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

6. CONFLICTS OF INTEREST

It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Sub-Adviser as trustees, officers, partners or otherwise; that employees, agents and partners of the Sub-Adviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that the Sub-Adviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust and the limited liability company Operating Agreement of the Sub-Adviser, respectively, or by specific provision of applicable law.

7. DURATION AND TERMINATION OF AGREEMENT

This Agreement shall become effective on the date first indicated above, subject to the condition that the Trust’s Board, including a majority of those Trustees who are not interested persons (as such term is defined in the Investment Company Act) of the Adviser or the Sub-Adviser, and the holders of interests in the Trust, shall have approved this Agreement in the manner required by the Investment Company Act. Unless terminated as provided herein, this Agreement shall remain in full force and effect through and including the second anniversary of the date first indicated above, and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance is specifically approved at least annually by (a) the Board, or by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Trust, and (b) the vote of a majority of those Trustees who are not interested persons (as such term is defined in the Investment Company Act) of any such party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Trust, on sixty days' written notice to the Adviser and the Sub-Adviser, or by the Adviser or Sub-Adviser on sixty days' written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason.

8. PROVISION OF CERTAIN INFORMATION BY SUB-ADVISER

The Sub-Adviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

a.	the Sub-Adviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b.	the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c.	any material change in actual control or management of the Sub-Adviser or any change in the principal portfolio manager of the Trust.

9. SERVICES TO OTHER CLIENTS

The Adviser understands, and has advised the Trust’s Board of Trustees, that the Sub-Adviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts and as investment adviser or sub-adviser to other investment companies. Further, the Adviser understands, and has advised the Trust’s Board of Trustees that the Sub-Adviser and its affiliates may give advice and take action for its accounts, including investment companies, which differs from advice given on the timing or nature of action taken for the Trust. The Sub-Adviser is not obligated to initiate transactions for the Trust in any security which the Sub-Adviser, its partners, affiliates or employees may purchase or sell for their own accounts or other clients.

10. AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Trustees of the Trust and by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective with respect to the Trust if a majority of the outstanding voting securities of the Trust vote to approve the amendment.

11. ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

12. HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

13. NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

14. SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

15. GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

16. LIMITATION OF LIABILITY

The Agreement and Declaration of Trust dated April 23, 2007, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name “John Hancock Tax-Advantaged Global Shareholder Yield Fund” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust, but only the assets belonging to the Trust shall be liable.

17. CONFIDENTIALITY OF TRUST PORTFOLIO HOLDINGS

The Sub-Adviser agrees to treat Trust portfolio holdings as confidential information in accordance with the Trust’s “Policy Regarding Disclosure of Portfolio Holdings,” as such policy may be amended from time to time, and to prohibit its employees from trading on any such confidential information.

18. COMPLIANCE

Upon execution of this Agreement, the Sub-Adviser shall provide the Adviser with the Sub-Adviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, the Sub-Adviser shall promptly submit to the Adviser: (i) any material changes to the Compliance Policies; (ii) notification of the commencement of a regulatory examination of the Sub-Adviser and documentation describing the results of any such examination and of any periodic testing of the Compliance Policies; and (iii) notification of any material compliance matter that relates to the services provided by the Sub-Adviser to the Trust including but not limited to any material violation of the Compliance Policies or of the Sub-Adviser’s code of ethics and/or related code. Throughout the term of this Agreement, the Sub-Adviser shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Trust to comply with Rule 38a-1 under the Investment Company Act.

[THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

John Hancock Advisers, LLC

By: /s/ Andrew G. Arnott

Name: Andrew G. Arnott

Title: Chief Executive Officer

EPOCH INVESTMENT PARTNERS, INC.

By: /s/ Timothy T. Taussig

Name: Timothy T. Taussig

Title: President and Chief Operating Officer

APPENDIX A

Annual Investment Sub-Advisory Fee

The Adviser shall pay the Sub-Adviser a fee, computed daily and payable monthly in arrears, at an annual rate of __% of the Trust’s average gross assets. For these purposes, “gross assets” of the Trust means total assets of the Trust, including any form of investment leverage, minus all accrued expenses incurred in the normal course of operations, but not excluding any liabilities or obligations attributable to investment leverage obtained through: (i) indebtedness of any type (including, without limitation, borrowing through a credit facility/commercial paper program or other forms of borrowings or the issuance of debt securities); (ii) the issuance of preferred shares or other similar preference securities; and/or (iii) any other means.

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